WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE> 5
<RESTATED>

<PERIOD-TYPE>         YEAR
<FISCAL-YEAR-END>         DEC-31-1996
<PERIOD-END>              DEC-31-1996
<EPS-BASIC>                      1.86
<EPS-DILUTED>                    1.73

